Exhibit 10.9

INTERACTIVE BROKERS GROUP, INC.

2007 ROI UNIT STOCK PLAN

1.             PURPOSES OF THE PLAN.  The purposes of the Interactive Brokers Group, Inc. 2007 ROI Unit Stock Plan (the “Plan”) are to enable those employees of Interactive Brokers Group, Inc. (the “Company”) or its subsidiaries (including IBG LLC, a Connecticut limited liability company) who are holders of IBG LLC’s Return on Investment Dollar Units (“ROI Units”) as of December 31, 2006 to have, at their option, their ROI Units cancelled and the accumulated earnings attributable to their ROI Units as of December 31, 2006 invested in shares (“Shares”) of the Company’s Class A common stock, $0.01 par value (“Common Stock”). The term “subsidiary” shall mean any entity a majority of the total combined voting power of whose equity securities is beneficially owned, directly or indirectly, by the Company and any entity otherwise controlled by the Company.

2.             ADMINISTRATION OF THE PLAN.  The Plan shall be administered by the Compensation Committee of the Board of Directors or such other committee of two or more directors as the Board of Directors of the Company may from time to time designate (the “Committee”).  The Committee’s interpretation of the Plan or of any Shares issued thereunder shall be final and binding on all parties concerned, including the Company and any Participant.  The Committee shall have the authority, subject to the provisions of the Plan, to correct any defect or supply any omission or reconcile any inconsistency in the Plan, and to adopt, revise and rescind such rules, regulations, guidelines, forms of agreements and instruments relating to the Plan as it may deem necessary or advisable for the administration of the Plan.

3.             PARTICIPATION.  Eligible participants in the Plan (the “Participants”) are limited to holders of ROI Units as of December 31, 2006.

4.             SHARES OF STOCK SUBJECT TO THE PLAN.  Subject to adjustment as provided in Section 6(a) hereof, 1,250,000 shares of Common Stock may be issued pursuant to the Plan.  Shares to be issued under the Plan may be either authorized but unissued shares of Common Stock or shares of Common Stock held by the Company as treasury shares, including shares acquired by purchase.

5.             SCHEDULE OF ISSUANCES.

                (a)           General.  In connection with the initial public offering of Common Stock of the Company (the “IPO”), ROI Units may, at the Participant’s option, be redeemed for cash as currently provided for under IBG LLC’s ROI Unit plan in existence prior to December 31, 2006, or the accumulated earnings attributable to the ROI Units as of December 31, 2006 may be invested in shares of Common Stock based on the formula set forth in the memorandum to ROI Unit holders attached hereto as Exhibit A. For ROI Unit holders electing to invest the accumulated earnings on their ROI Units into shares of Common Stock in connection with the IPO, Shares will be issued pursuant to the Plan in accordance with the Schedules set forth in the memorandum attached hereto as Exhibit A (applicable to all participants who made valid elections on or before December 31, 2006) and Exhibit B (applicable to all Participants who made valid elections on or after January 1, 2007).

                (b)           Restrictions and Forfeiture.  If a Participant voluntarily discontinues full-time employment with the Company or if at any time the Company has reason to terminate a Participant’s employment for cause, such Participant will forfeit the right to any Shares not yet issued under the above-referenced schedules.

6.             DILUTION AND OTHER ADJUSTMENTS.

(a)           Changes in Capital Structure.  In the event of any corporate transaction involving the Company (including, without limitation, any subdivision or combination or exchange of the outstanding shares of Common Stock, stock dividend, stock split, spin-off, split-off, recapitalization, capital reorganization, liquidation, reclassification of shares of Common Stock, merger, consolidation, extraordinary cash distribution, or sale, lease or transfer of substantially all of the assets of the Company), the Board of Directors of the Company shall make such equitable adjustments as it may deem appropriate in the Plan, including, without limitation, an adjustment in (i) the total number of shares of Common Stock which may thereafter be issued pursuant to the Plan.

7.             MISCELLANEOUS PROVISIONS.

(a)           Rights as Stockholders.  A Participant shall have no rights as a holder of Common Stock by reason of the Plan, unless and until shares of Common Stock are actually issued to the Participant.

(b)           No Assurance of Employment.  Neither the Plan nor any action taken thereunder shall be construed as giving any employee any right to be retained in the employ of the Company or any subsidiary.

(c)           Costs and Expenses.  All costs and expenses incurred in administering the Plan shall be borne by IBG LLC.

(d)           No Fractional Shares.  No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan.  The Committee shall determine whether cash or other property shall be issued or paid in lieu of such fractional shares, or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(e)           Compliance with Legal Requirements.

                                                (i)            The obligation of the Company to issue shares of Common Stock hereunder shall be subject to the satisfaction of all applicable legal and securities exchange requirements, including, without limitation, the provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.  The Company shall endeavor to satisfy all such requirements in such a manner to permit the issuance and delivery of shares of Common Stock under the Plan.

                                                (ii)           The Committee may require, as a condition to the right to receive shares of Common Stock pursuant to the Plan, that the Company receive from the Participant, representations, warranties and agreements to the effect that the shares are being acquired by the Participant for investment only and without any present intention to sell or otherwise distribute such shares and that the Participant will not dispose of such shares in transactions which, in the opinion of counsel to the Company, would violate the registration provisions of the Securities Act of 1933, as then amended, and the rules and regulations thereunder.  The certificates issued to evidence such shares shall bear appropriate legends summarizing such restrictions on the disposition thereof.

(f)            Discretion.  In exercising, or declining to exercise, any grant of authority or discretion hereunder, the Committee may consider or ignore such factors or circumstances and may accord such weight to such factors and circumstances as the Committee alone and in its sole judgment deems appropriate and without regard to the effect such exercise, or declining to exercise such grant of authority or discretion, would have upon the affected Participant, any other Participant, any employee, the Company, any Subsidiary, any stockholder or any other person.

8.             AMENDMENT OR TERMINATION OF THE PLAN.  The Board of Directors of the Company, without the consent of any Participant, may at any time terminate or from time to time amend the Plan in whole or in part.

9.             EFFECTIVE DATE AND TERM OF PLAN.  The Plan shall become effective when adopted by the Board of Directors. The Plan shall terminate at the close of business on the tenth anniversary of the date the Plan was adopted by the Board of Directors, unless sooner terminated by action of the Board of Directors of the Company. No Restricted Shares may be issued hereunder after termination of the Plan, but such termination shall not affect the validity of any Shares then outstanding.

10.           LAW GOVERNING.  The validity and construction of the Plan and any agreements entered into thereunder shall be governed by the laws of the State of Delaware without giving effect to principles of conflict of laws.

EXHIBIT A

Memorandum

To:          ROI Unit Holders                                                                                                December 21, 2006

From:     Thomas Peterffy

Re: Information regarding the participation by ROI Unit holders in the Initial Public Offering

This memo is addressed to all ROI Unit holders; however, it is of particular urgency to those who are scheduled to receive a cash payment from the ROI plan in 2007.

In connection with our anticipated Initial Public Offering, or “IPO”, projected for sometime in the spring of 2007, we are pleased to give ROI Unit holders an opportunity to participate in the benefits that the IPO may bring. We are offering two options:

1)              ROI PLAN: Retain your ROI Units in the existing plan without change, in which case the ROI Units will be redeemed for cash as they vest and at the selected 5-year, 7-year or 10-year payment dates, as provided for under the current ROI Unit plan; or

2)              SHARE PLAN: Cancel your participation in the ROI Units plan and invest the accumulated earnings attributable to the ROI Units as of December 31, 2006 in restricted common shares of IBG, Inc. (our new public holding company). If you elect the SHARE PLAN, you will give up the right to receive any cash payments from the ROI Units plan. Your options under the SHARE PLAN are described below.

For ROI Unit holders electing to invest in restricted common shares of IBG, Inc., the number of shares will be based on the following formula (all amounts are in U.S. dollars):

1	x	12/31/06 Accumulated Earnings on your ROI Units	x	Total Market Valuation of IBG at IPO
2		Share price determined at IPO		IBG LLC’s Book Value at 12/31/06

Based on the above formula, you would be investing your ROI dollars in restricted common shares of IBG, Inc. at two times book value. To the extent that the market value of the shares exceeds two times book value, you would receive this benefit as additional compensation.

Under the SHARE PLAN, IBG, Inc. common shares will be issued in accordance with the schedules shown below, subject to withholding and other requirements of tax law. If you elect the SHARE PLAN and, for any reason, we do not complete the IPO, your participation in the ROI PLAN will remain unchanged.

Because we are subject to IRS regulations that are very restrictive with regard to elections allowed in deferred compensation plans, certain options described below can be elected only on or before December 31, 2006. Please read the options carefully so that you may make an informed decision. We apologize for this short notice, but these regulations are complex and we have been working to create the best possible plan options.

SHARE PLAN OPTION A:

1.               Your 2007 ROI accumulated earnings cash payment, if any, will be made to you by March 15, 2007.

2.               For your remaining ROI Units, both vested and unvested with payment dates in 2008 and beyond, outstanding on January 1, 2007, the Accumulated Earnings on these Units will be invested in restricted common shares of IBG, Inc. based on the above formula. The shares will be issued over six years, as follows:

•                  10% on or about the first anniversary of the IPO in 2008; and

•                  an additional 15% on each of the next six anniversaries of the date of the IPO, assuming continued employment with us. If you voluntarily discontinue full-time employment with IBG or if at any time IBG has reason to terminate your employment for cause prior to the sixth anniversary, you will forfeit the right to any shares not yet issued under this schedule. See the table in the Future Grants section below for an example of the issue schedule.

You may make this election at any time up until a deadline we will announce in the near future, which is likely to be in the first quarter of 2007.

SHARE PLAN OPTION B:

This option is applicable only if you have an ROI payment due to you in 2007, i.e., for vested ROI Units on which you chose a 2007 payment date (under either the 5-year or 7-year options).

For all of your ROI Units, both vested and unvested, outstanding on January 1, 2007, the Accumulated Earnings on these Units will be invested in restricted common shares of IBG, Inc. based on the above formula. The shares will be issued over six years, as follows:

•                  10% on or about the date of the IPO; and

•                  an additional 15% on each of the first six anniversaries of the date of the IPO, assuming continued employment with us. If you voluntarily discontinue full-time employment with IBG or if at any time IBG has reason to terminate your employment for cause prior to the sixth anniversary, you will forfeit the right to any shares not yet issued under this schedule. See the table in the Future Grants section below for an example of the issue schedule.

You must make this election at any time before midnight on December 31, 2006 by sending email with the subject “I ELECT THE SHARE PLAN” to IBGbenefits@interactivebrokers.com. After that time, only SHARE PLAN OPTION A or the ROI PLAN will be available to you.

If you are not a U.S. taxpayer and you have no other U.S. source income, you do NOT need to make this election by December 31, 2006. You may make the election by the deadline we will announce in the near future, as described above.

Because you may be holding ROI Units issued in various years, the following table may help you to determine which Units are affected by the two options.

If you are holding ROI Units granted in	…and you elected payment fixed at	…then
1998 or 1999	(not applicable because you may elect payment for these Units at any time up until the 10th year)	you do not need to make an election by 12/31/2006.
2000	7 years	you must make the election by 12/31/2006 if you wish to include these Units in the SHARE PLAN.
2000 or later	10 years	you do not need to make an election by 12/31/2006.
2001 or later	7 years	you do not need to make an election by 12/31/2006.
2002	5 years	you must make the election by 12/31/2006 if you wish to include these Units in the SHARE PLAN.

2003 or later	5 years	you do not need to make an election by 12/31/2006.

No action is needed before December 31, 2006 unless you hold ROI Units that fall within one of the two highlighted rows in the table above AND you wish to include those Units in the SHARE PLAN.

FUTURE GRANTS:

In the future, beginning with January 2007, grants of restricted common shares of IBG, Inc. will be issued in place of ROI Units. These grants will be subject to a vesting schedule and conditions similar to that outlined above except that shares representing 10% will be issued at the next IPO anniversary following the date of the grant, followed by 15% for each of the next six years. For example, if the IPO occurs in April 2007, a grant of 100 restricted common shares in January 2008 would vest as follows:

Issue schedule for 100 shares granted in January 2008 (assuming IPO occurs in April)
	April 2008	April 2009	April 2010	April 2011	April 2012	April 2013	April 2014	Total
Shares Issued	10	15	15	15	15	15	15	100
Cumulative Shares Issued	10	25	40	55	70	85	100

TAXATION:

Employees may receive restricted common shares of IBG, Inc. both as future grants and as a result of electing to participate in the SHARE PLAN. In both cases, share grants will be taxable to U.S. taxpayer employees in the year they are issued. For example, if 100 shares are granted, the value of 10 shares would be taxable as compensation in the year of the grant. In the next and succeeding years, the value of 15 shares, based on then-current market prices, would be taxable in each of the years they are issued. This treatment may not apply to non-U.S. employees and, in any case, you should direct any questions to a qualified tax advisor.

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We are pleased to be able to share the rewards resulting from our past and future success with the people who helped in this success. We realize the above opportunity may create additional questions and we will announce additional information that may be relevant as it becomes available. We are planning to hold several informational meetings, including question and answer sessions, next week for those of you who wish to attend or dial in. If you have specific questions, you may direct them to IBGbenefits@interactivebrokers.com. We will do our best to respond and assemble an FAQ page that will be accessible through our internal website

EXHIBIT B

Memorandum

To:          ROI Unit Holders                                                                                                February 15, 2007

From:     Paul Brody

Re: Information regarding the participation by ROI Unit holders in the Initial Public Offering

This memo is addressed to all ROI Unit holders who have not yet made an election for either the ROI PLAN or the SHARE PLAN. IF YOU HAVE ALREADY SUBMITTED AN ELECTION, YOU DO NOT NEED TO TAKE ANY FURTHER ACTION.

You may submit your election at any time up until February 28, 2007. If we do not receive your election by that date, we will apply a default election to retain your ROI Units in the existing plan, as described below.

In connection with our anticipated Initial Public Offering, or “IPO”, projected for sometime in the spring of 2007, we are pleased to give ROI Unit holders an opportunity to participate in the benefits that the IPO may bring. We are offering two options:

1)              ROI PLAN: Retain your ROI Units in the existing plan without change, in which case the ROI Units will be redeemed for cash as they vest and at the selected 5-year, 7-year or 10-year payment dates, as provided for under the current ROI Unit plan; or

2)              SHARE PLAN: Cancel your participation in the ROI Units plan and invest the accumulated earnings attributable to the ROI Units as of December 31, 2006 in restricted common shares of IBG, Inc. (our new public holding company). If you elect the SHARE PLAN, you will give up the right to receive any cash payments from the ROI Units plan.

For ROI Unit holders electing to invest in restricted common shares of IBG, Inc., the number of shares will be based on the following formula (all amounts are in U.S. dollars):

1	x	12/31/06 Accumulated Earnings on your ROI Units	x	Total Market Valuation of IBG at IPO
2		Share price determined at IPO		IBG LLC’s Book Value at 12/31/06

Based on the above formula, you would be investing your ROI dollars in restricted common shares of IBG, Inc. at two times book value. To the extent that the market value of the shares exceeds two times book value, you would receive this benefit as additional compensation.

Under the SHARE PLAN, IBG, Inc. restricted common shares will be issued in accordance with the schedule shown below, subject to withholding and other requirements of tax law. If you elect the SHARE PLAN and, for any reason, we do not complete the IPO, your participation in the ROI PLAN will remain unchanged.

3.               Your 2007 ROI accumulated earnings scheduled cash payment, if any, will be made to you by March 15, 2007.

4.               For your remaining ROI Units, both vested and unvested, outstanding on January 1, 2007, the Accumulated Earnings on these Units will be invested in restricted common shares of IBG, Inc. based on the above formula. The shares will be issued over seven years, as follows:

•                  10% on or about the first anniversary of the IPO in 2008; and

•                  an additional 15% on each of the next six anniversaries of the date of the IPO, assuming continued employment with us. If you voluntarily discontinue full-time employment with IBG or if at any time IBG has reason to terminate your employment for cause prior to the sixth anniversary, you will forfeit the right to any shares not yet issued under this schedule. See the table in the Future Grants section below for an example of the issue schedule.

HOW TO MAKE YOUR ELECTION:

Send email with the subject “I ELECT THE SHARE PLAN” or “I ELECT THE ROI PLAN” to IBGbenefits@interactivebrokers.com at any time up until February 28, 2007. After that time, we will apply a default election to retain your ROI Units in the existing ROI Units plan. Regardless of the default election, we will need your affirmative election for either plan. If your email address does not identify your full name, please include your name in the body of the email message.

Special note for holders of ROI Units granted on January 1, 1998 or 1999: These units are exempt from certain IRS regulations that restrict payment elections on deferred compensation. As a result, you may make a separate election to receive payment in 2007 for the ROI Units granted on one or both of the above dates, while electing the SHARE PLAN for your remaining ROI Units. Because the SHARE PLAN requires you to cancel your participation in the ROI Units plan, if you choose the SHARE PLAN, you must either cash out these ROI Units or invest their accumulated earnings in the SHARE PLAN. You may not continue to carry these ROI Units if you elect the SHARE PLAN.

FUTURE GRANTS:

Beginning with January 2007, grants of restricted common shares of IBG, Inc. will be issued in place of ROI Units. These grants will be subject to a vesting schedule and conditions similar to that outlined above except that shares representing 10% will be issued at the next IPO anniversary following the date of the grant, followed by 15% for each of the next six years. If the IPO occurs in April 2007, the first 10% of shares granted in January 2007 will be issued at or around the time of the IPO. In the future, for example, a grant of 100 restricted common shares in January 2008 would be issued as follows:

Issue schedule for 100 shares granted in January 2008 (assuming IPO occurs in April)
	April 2008	April 2009	April 2010	April 2011	April 2012	April 2013	April 2014	Total
Shares Issued	10	15	15	15	15	15	15	100
Cumulative Shares Issued	10	25	40	55	70	85	100

TAXATION:

Employees may receive restricted common shares of IBG, Inc. both as future grants and as a result of electing to participate in the SHARE PLAN. In both cases, share grants will be taxable to U.S. taxpayer employees in the year they are issued. For example, if 100 shares are granted, the value of 10 shares would be taxable as compensation in the year of the grant. In the next and succeeding years, the value of 15 shares, based on then-current market prices, would be taxable in each of the years they are issued. This treatment may not apply to non-U.S. employees and, in any case, you should direct any questions to a qualified tax advisor.

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We are pleased to be able to share the rewards resulting from our past and future success with the people who helped in this success. We realize the above opportunity may create additional questions and we will announce additional information that may be relevant as it becomes available. Attached is a list we have compiled of questions ROI Unit holders have asked since we first made the SHARE PLAN opportunity available. If you have specific questions, you may direct them to IBGbenefits@interactivebrokers.com. We will do our best to respond in a timely way.